As filed with the Securities and Exchange Commission on July 8, 2010	Registration No. 333-73106
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Infogroup Inc.
(Exact name of registrant as specified in its Charter)

Delaware	47-0751545
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5711 South 86th Circle
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip code)

infoUSA
401(k) Plan
(Full title of the plan)

Winston King
Senior Vice President, General Counsel
Infogroup Inc.
5711 South 86th Circle
Omaha, Nebraska 68127
(Name and address of agent for service)

402-593-4500
(Telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Infogroup Inc. (the “Company”) filed a Registration Statement on Form S-8 (No. 333-73106) (the “Registration Statement”) with the Securities and Exchange Commission on November 9, 2001.  On July 1, 2010, pursuant to that certain Agreement and Plan of Merger, dated as of March 8, 2010, by and among the Company, Omaha Holdco Inc., a Delaware corporation (“Parent”), and Omaha Acquisition, Inc., a Delaware corporation, the registrant became a wholly-owned subsidiary of Parent.  As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold securities which were registered for sale under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form  S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 8th day of July, 2010.

Infogroup Inc.

By	/s/ Winston King
Name: Winston King
Title: Senior Vice President, General Counsel